Exhibit 16.1


MANNING ELLIOTT
CHARTERED ACCOUNTANTS

              11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7
              Phone: 604.714.3600   Fax: 604.714.3669   Web: manning elliott.com



Re:      GEMCO MINERALS, INC.

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated July 6, 2007 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Moore & Associates, Chartered, or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


/s/ MANNING ELLIOTT LLP
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MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

July 9, 2007